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                            [ING BARINGS LETTERHEAD]

                                                                   June 20, 2000

PRIVATE AND CONFIDENTIAL

Crowley Maritime Corporation
155 Grand Avenue
Oakland, CA 94612

Attention: Mr. Richard Oster
           Senior Vice President & Chief Financial Officer

Gentlemen:

     In connection with your consideration of a possible transaction with Marine Transport Corporation ("MTC" or the "Company"), you are being furnished with certain information by the Company or by its representatives or agents in connection with such potential transaction. In addition, you are being furnished with a confidential information memorandum which has been prepared by the Company and delivered to a limited number of persons (the "Information Memorandum").

     As a condition of your being furnished with the Information Memorandum, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, forecasts, studies or other documents or records prepared by you or any of your directors, officers, employees, agents or representatives (including, without limitation, attorneys, accountants, experts, consultants, bankers, financial advisors, persons contemplating providing capital or financing for any transactions and any representatives of such representatives) (collectively, "Representatives")) to the extent that such analyses, compilations, forecasts, studies, documents or records contain or otherwise reflect or are generated, in whole or in part, from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you, after due inquiry, to be bound by a confidentiality agreement with the Company, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company,
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Crowley Maritime Corporation
06/20/00

provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that the Evaluation Material will be kept confidential by you and your Representatives; provided, however, that (a) any of the Evaluation Material may be disclosed to your Representatives who need to know such Evaluation Material for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof), and (b) any disclosure of such information may be made to which the Company consents in writing. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You further agree that the Evaluation Material which is in written form shall not be copied or reproduced at any time without the prior written consent of the Company.

     In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person
(i) that the Evaluation Material exists or has been made available to you or your Representatives, (ii) that you are considering a transaction with the Company or that discussions or negotiations are taking or have taken place concerning a possible transaction between the Company and you or (iii) any of the terms, conditions or other facts with respect to any such possible transaction, including, without limitation, the status thereof. The term "person" as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any individual, corporation, estate, partnership, joint venture, limited liability company, association, joint stock company, trust (including any beneficiary hereof), unincorporated organization or other entity.

     In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or, in the Company's sole discretion, waive compliance with the terms of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the


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Crowley Maritime Corporation
06/20/00

Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

     Until the earliest of (i) the execution by you of a definitive agreement regarding the acquisition of the Company, (ii) an acquisition of the Company by a third party; or (iii) three years from the date of this letter agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the Company's business, operations, prospects or finances, except with the express written permission of the Company. You agree not to solicit for employment any of the current employees of the Company so long as they are employed by the Company during the period in which there are discussions conducted pursuant hereto and for a period of two years thereafter, without the prior written consent of the Company. It is understood that ING Barings LLC ("ING Barings"), in its capacity as investment banker to the Company, will arrange for appropriate contacts for due diligence purposes. All
(i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to ING Barings and not to the Company.

     You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or ING Barings or any of their respective representatives. You agree that none of the Company, ING Barings or any of their respective representatives shall have any liability to you or any of your Representatives or any other party resulting from the use of or reliance on the Evaluation Materials by you or your Representatives or for any errors therein or omissions therefrom. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

     In the event that you do not proceed with the transaction which is the subject of this letter agreement within a reasonable time or at the Company's request, you shall promptly return to ING Barings all written material containing or reflecting any information contained in the Evaluation Material (whether prepared by ING Barings, the Company or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writing whatsoever prepared by you or your Representatives based on the information contained in the Evaluation Material shall be destroyed. Any oral Evaluation Material will continue to be subject to the terms of this letter agreement.

     In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Company or the Board of Directors of the Company, for a period of two years from the date hereof, neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the


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"Exchange Act")), acting alone or as part of a group, will in any manner (i)
directly or indirectly acquire, attempt to acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of the Company or any of its subsidiaries, whether such agreement or proposal is with the Company or any of its subsidiaries or with a third party, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Exchange Act to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (iv) make any public announcement with respect to a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board of Directors or policies of the Company or any of its subsidiaries, (vi) disclose any intention, plan or arrangement inconsistent with any of the foregoing, (vii) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its subsidiaries or (viii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to
(a) request the Company or ING Barings, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or (b) take any action that you believe might require the Company to make a public announcement regarding the possibility of any acquisition, business combination or merger.

     You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. You further acknowledge and agree that (a) the Company and its representatives are free to conduct the process leading up to any transaction as they, in their sole discretion, determine (including, without limitation, by negotiating with any prospective parties and entering into a preliminary agreement or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to its consideration of a transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to any transaction between the Company and you, and to terminate discussions and negotiations with


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you at any time and for any reason, and (c) unless and until a written definitive agreement with you concerning a transactions has been executed, neither the Company nor any of its representatives will have any liability to you with respect to any transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to a transaction or otherwise.

     It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any other right, power or privilege hereunder.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company.

     In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, nonappealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

     This letter agreement is for the benefit of the Company, ING Barings and their respective directors, officers, stockholders, owners, members, affiliates and agents and will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws.

     This letter agreement, which shall expire three years from the date hereof, except as otherwise explicitly stated above, contains the entire agreement between you and us concerning the subject matter hereof, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.



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   If you agree with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.


                                        Very truly yours,

                                        MARINE TRANSPORT CORPORATION

                                        By: ING BARINGS LLC


                                            By: /s/ GEOFFREY E. MARTIN
                                               ---------------------------------
                                               Geoffrey E. Martin
                                               Vice President


CONFIRMED AND AGREED:

CROWLEY MARITIME CORPORATION


By: /s/ RICHARD M. OSTER
   ------------------------------------------------
   Richard M. Oster
   Senior Vice President & Chief Financial Officer


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